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                                                                      EXHIBIT 11
               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
                         EARNINGS PER COMMON SHARE DATA
                         APB OPINION NO.15 CALCULATION


                                                                   Period Ended June 30,
                                                      ---------------------------------------------------
                                                        Three Months Ended          Six Months Ended
                                                      -----------------------  --------------------------
                                                        1997         1996          1997          1996
                                                      ---------  ------------  ------------  ------------
                                                                 (In millions of dollars and shares)
PRIMARY:
    Net earnings                                        $  483        $1,037        $1,512        $2,042
    Preferred stock dividend declared                       (1)           (1)           (1)           (2)
                                                      --------   -----------   -----------   -----------
    Earnings attributable to common stock               $  482        $1,036        $1,511        $2,040
                                                      ========   ===========   ===========   ===========

    Weighted average shares outstanding                  678.9         738.7         688.3         745.6
    Shares issued on exercise of dilutive options         25.6          22.4          26.1          24.1
    Shares purchased with proceeds of options            (19.7)        (14.4)        (19.4)        (16.2)
    Shares contingently issuable                           0.9           1.0           0.8           0.9
                                                      --------   -----------   -----------   -----------
    Shares applicable to primary earnings                685.7         747.7         695.8         754.4
                                                      ========   ===========   ===========   ===========

FULLY DILUTED:
    Net earnings                                        $  483        $1,037        $1,512        $2,042
                                                      ========   ===========   ===========   ===========

    Weighted average shares outstanding                  678.9         738.7         688.3         745.6
    Shares issued on exercise of dilutive options         25.8          22.4          26.2          24.1
    Shares purchased with proceeds of options            (19.0)        (14.4)        (19.0)        (15.6)
    Shares applicable to convertible preferred stock       1.5           4.5           1.7           5.8
    Shares contingently issuable                           1.8           1.8           1.6           1.7
                                                      --------   -----------   -----------   -----------
    Shares applicable to fully diluted earnings          689.0         753.0         698.8         761.6
                                                      ========   ===========   ===========   ===========

PER COMMON SHARE DATA:                                                     (In dollars)
    Primary:
      Net earnings per common share                     $ 0.70        $ 1.39        $ 2.17        $ 2.70
                                                      ========   ===========   ===========   ===========

    Fully Diluted:
      Net earnings per common share                     $ 0.70        $ 1.38        $ 2.16        $ 2.68
                                                      ========   ===========   ===========   ===========



NOTE:
Primary earnings per common share amounts were computed by dividing earnings after deduction of preferred stock dividends by the average number of common and dilutive equivalent shares outstanding. Computations of primary earnings per common share exclude the effect of common stock equivalents and shares contingently issuable for any period in which their inclusion would have the effect of increasing the earnings per common share amount otherwise computed. Fully diluted per common share amounts assume conversion of the convertible preferred stock, the elimination of the related preferred stock dividend requirement, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding.